Exhibit 99.2

AMD Reports Second Quarter 2015 Results – CFO Commentary
July 16, 2015

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com. Beginning in Q1 2015, AMD started excluding the impact of stock-based compensation from non-GAAP results. Prior periods have been adjusted accordingly.
Q2 2015 Results

•	Revenue of $942 million, down 8% sequentially and 35% year-over-year.

•	Gross margin of 25%, down 7 percentage points sequentially, and non-GAAP gross margin of 28%, down 4 percentage points sequentially.

•	Operating loss of $137 million and non-GAAP operating loss of $87 million, compared to an operating loss of $137 million and non-GAAP operating loss of $30 million in Q1 2015.

•
Net loss of $181 million, loss per share of $0.23, and non-GAAP net loss of $131 million, non-GAAP loss per share of $0.17, compared to a net loss of $180 million, loss per share of $0.23, and non-GAAP net loss of $73 million, non-GAAP loss per share of $0.09 in Q1 2015.

Q2 2015 Commentary
Revenue was $942 million, down 8% sequentially, due primarily to weaker than expected consumer PC demand impacting the company’s Original Equipment Manufacturer (OEM) APU sales.

Gross margin was 25%, down 7 percentage points sequentially, due to a higher mix of Enterprise, Embedded and Semi-Custom segment sales, lower than anticipated Computing and Graphics segment APU unit volumes and a charge of approximately $33 million associated with a technology node transition from 20 nanometer (nm) to FinFET.

Non-GAAP gross margin was 28%, down 4 percentage points sequentially, due to a higher mix of Enterprise, Embedded and Semi-Custom segment sales and lower than anticipated Computing and Graphics segment APU unit volumes. To derive non-GAAP gross margin for the quarter, we excluded the impact of the technology node transition charge and stock-based compensation.

Operating expenses:

	Q2-14	Q3-14	Q4-14	Q1-15	Q2-15
GAAP	$435M	$431M	$690M	$463M	$369M
Non-GAAP	$411M	$408M	$366M	$357M	$353M

Beginning in Q1 2015, AMD started excluding the impact of stock-based compensation from non-GAAP results. Prior period have been adjusted accordingly.

Operating expenses were $369 million.
Non-GAAP operating expenses were $353 million or 37% of revenue:

•	R&D was $225 million, down 3% sequentially.

•	SG&A was $128 million, up 2% sequentially.

Non-GAAP operating loss was $87 million, compared to non-GAAP operating loss of $30 million in Q1 2015, primarily due to lower revenue and gross margin, driven by lower sales to OEMs due to a weak consumer PC market.
To derive non-GAAP operating loss for Q2 2015, we excluded the impact of the technology node transition charge and stock-based compensation.

Non-GAAP net loss was $131 million.
To derive non-GAAP net loss for Q2 2015, we excluded the impact of the technology node transition charge and stock-based compensation.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $45 million, compared to $43 million in the prior quarter.

Net interest expense, other expense and taxes were $44 million in the quarter, up from $43 million in the prior quarter.

Non-GAAP net loss per share was $0.17, calculated using 778 million shares.

Adjusted EBITDA was negative $42 million, down from $13 million in the prior quarter, due to lower revenue and gross margin.

Q2 2015 Segment Results
Computing and Graphics segment revenue was $379 million, down 29% sequentially, primarily due to decreased sales to OEMs of our client notebook processors, due to a weak consumer PC market.

•	Client average selling price (ASP) increased sequentially and year-over-year primarily due to a richer product mix.

•	GPU ASP increased sequentially and year-over-year, primarily due to higher channel and desktop GPU ASPs.

Computing and Graphics operating loss was $147 million, compared to an operating loss of $75 million in Q1 2015, primarily due to lower notebook processor sales.

Enterprise, Embedded and Semi-Custom segment revenue was $563 million, up 13% compared to the prior quarter, primarily driven by higher sales of our semi-custom SoCs.

Enterprise, Embedded and Semi-Custom operating income was $27 million, down from operating income of $45 million in the prior quarter, primarily due to the $33 million technology node transition charge.

Balance Sheet

Cash, cash equivalents and marketable securities were $829 million at the end of Q2 2015, compared to $906 million in the prior quarter, primarily driven by lower sales in the quarter.

Cash, cash equivalents and marketable securities at the end of:

Q2-14	Q3-14	Q4-14	Q1-15	Q2-15
$948M	$938M	$1,040M	$906M	$829M

Inventory was $799 million exiting the quarter, up $111 million from the end of Q1 2015, as product inventory grew in support of higher semi-custom holiday season sales and driven by lower sales of our client products due to a weak consumer PC market.
Payable to GLOBALFOUNDRIES (GF) of $197 million includes amounts due to GF for wafer purchases.

Total debt at the end of the quarter was $2.27 billion, flat from the prior quarter. As of the end of the quarter, the total borrowing against our secured revolving line of credit was $230 million and includes an additional $42 million used to extinguish our 6.00% convertible senior notes due May 1, 2015.
Total Debt

(Millions)	Q2-15	Q1-15
6.00% Convertible Senior Notes due 2015	$—	$42
6.75% Senior Notes due 2019	600	600
6.75% Senior Notes due 2019—Interest Rate Swap	6	3
7.75% Senior Notes due 2020	450	450
7.50% Senior Notes due 2022	475	475
7.00% Senior Notes due 2024	500	500
Capital lease obligations	8	10
Borrowings from secured revolving line of credit, net	230	188
Total Debt	$2,269	$2,268

Non-GAAP free cash flow was negative $75 million, with net cash used in operating activities of $58 million and capital expenditures of $17 million. Capital expenditures were down $5 million from Q1 2015, and free cash flow improved from negative $195 million in Q1 2015.

Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 28, 2015.
For Q3 2015 we expect:

•	Revenue to increase 6% sequentially, +/- 3%.

•	Non-GAAP gross margin to be approximately 29%.

•	Non-GAAP operating expenses to be approximately $340 million.

•	Interest expense, taxes and other to be approximately $45 million.

•	Inventory to be approximately $850 million, in support of second half product ramps and semi-custom sales to support the holiday season.

•	Cash and cash equivalents to be approximately $700 million, including third quarter debt interest payments of approximately $70 million.

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 For more information, contact:
Investor Contact:
Ruth Cotter
408-749-3887
ruth.cotter@amd.com
Media Contact:
Drew Prairie
512-602-4425
drew.prairie@amd.com

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Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, non-GAAP research and development and marketing, general and administrative expenses and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also excluded the following adjustments for the indicated periods: for the second quarter of 2015, the Company excluded a charge associated with a technology node transition from 20 nm to FinFET; for the first quarter of 2015, the Company excluded net restructuring and other special charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q2-15	Q1-15	Q2-14
GAAP Gross Margin	$232	$326	$498
GAAP Gross Margin %	25%	32%	35%
Technology node transition charge	33	—	—
Stock-based compensation*	1	1	1
Non-GAAP Gross Margin	$266	$327	$499
Non-GAAP Gross Margin %	28%	32%	35%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q2-15	Q1-15	Q4-14	Q3-14	Q2-14
GAAP operating expenses	$369	$463	$690	$431	$435
Goodwill impairment	—	—	233	—	—
Restructuring and other special charges, net	—	87	71	—	—
Amortization of acquired intangible assets	—	3	4	3	4
Stock-based compensation*	16	16	16	20	20
Non-GAAP operating expenses	$353	$357	$366	$408	$411

Reconciliation of GAAP to Non-GAAP Research and Development and Marketing, General and Administrative Expenses

(Millions)		Q2-15			Q1-15
	R&D	SG&A	Total	R&D	SG&A	Total
GAAP research and development and marketing, general and administrative expenses	$235	$134	$369	$242	$131	$373
Stock-based compensation*	10	6	16	10	6	16
Non-GAAP research and development and marketing, general and administrative expenses	$225	$128	$353	$232	$125	$357
Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q2-15	Q1-15	Q2-14
GAAP operating income (loss)	$(137)	$(137)	$63
Technology node transition charge	33	—	—
Restructuring and other special charges, net	—	87	—
Amortization of acquired intangible assets	—	3	4
Stock-based compensation*	17	17	21
Non-GAAP operating income (loss)	$(87)	$(30)	$88

Reconciliation of GAAP to Non-GAAP Net Income (Loss)/Earnings (Loss) per Share

(Millions except per share amounts)	Q2-15		Q1-15		Q2-14
GAAP net loss / loss per share	$(181)	$(0.23)	$(180)	$(0.23)	$(36)	$(0.05)
Technology node transition charge	33	0.04	—	—	—	—
Restructuring and other special charges, net	—	—	87	0.11	—	—
Amortization of acquired intangible assets	—	—	3	—	4	0.01
Loss on debt redemption	—	—	—	—	49	0.06
Stock-based compensation*	17	0.02	17	0.02	21	0.03
Non-GAAP net income (loss) / earnings (loss) per share	$(131)	$(0.17)	$(73)	$(0.09)	$38	$0.05

* Beginning Q1 2015, AMD started excluding the impact of stock-based compensation from non-GAAP results. Prior periods have been adjusted accordingly.

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q2-15	Q1-15	Q2-14
GAAP operating income (loss)	$(137)	$(137)	$63
Technology node transition charge	33	—	—
Restructuring and other special charges, net	—	87	—
Depreciation and amortization	45	43	49
Stock-based compensation*	17	17	21
Amortization of acquired intangible assets	—	3	4
Adjusted EBITDA	$(42)	$13	$137

Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q2-15	Q1-15	Q2-14
GAAP net cash used in operating activities	$(58)	$(173)	$(28)
Purchases of property, plant and equipment	(17)	(22)	(23)
Non-GAAP free cash flow	$(75)	$(195)	$(51)

Cautionary Statement

This commentary contains forward-looking statements concerning AMD; its financial outlook for the third quarter of 2015, including revenue, non-GAAP gross margin, non-GAAP operating expenses, the total of interest expense, taxes and other, inventory, and its cash, cash equivalents and marketable securities balances, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD relies on GlobalFoundries Inc. (“GF”) to manufacture most of its microprocessor and APU products and certain of its GPU and semi-custom products. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, its business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon AMD’s ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; AMD may not be able to successfully implement its business strategy to refocus its business to address markets beyond its core PC market to high-growth adjacent markets; the completion and impact of the 2014 Restructuring Plan and its transformation initiatives could adversely affect AMD; global economic uncertainty may adversely impact AMD’s business and operating results; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent AMD from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and its secured revolving line of credit for a principal amount up to $500 million (Secured Revolving Line of Credit) impose restrictions on AMD that may adversely affect its ability to operate its business; the markets in which AMD’s products are sold are highly competitive; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on AMD’s results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, BIOS software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on its products, AMD’s ability to sell its products could be materially adversely affected; AMD may incur future impairments of goodwill; uncertainties involving the ordering and shipment of its products could materially adversely affect AMD; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its product development programs; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and the Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect, AMD’s business in the future; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt AMD’s business, processes and internal controls; data breaches and cyber-attacks could compromise its intellectual property or other sensitive information and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment or materials are not available to manufacture AMD’s products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, AMD’s business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; acquisitions could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect AMD’s technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, AMD may lose a competitive advantage and incur significant expenses; AMD is party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit AMD from selling its products; a variety of environmental laws that AMD is subject to could result in additional costs and liabilities; higher health care costs and labor costs could adversely affect AMD’s business; AMD’s business is subject to potential tax liabilities; and AMD could be a target of a cybersecurity attack potentially resulting in disruption of operations, loss of data and breach of data privacy that could materially adversely affect its business and competitive position while subjecting it to potential litigation. Investors are urged to review in detail the risks and uncertainties in the AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2015.